[Jennings, Strouss & Salmon, P.L.C. letterhead]

May 12, 2023

Exhibit 5.09

Entergy Mississippi, LLC

308 East Pearl Street

Jackson, Mississippi 39201

Ladies and Gentlemen:

We have acted as counsel for Entergy Mississippi, LLC (the “Company”) in connection with its Registration Statement on Form S-3 (Registration Statement No. 333-266624-03) (the “Registration Statement”), relating to $300,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, 5.0% Series due September 1, 2033 (the “Bonds”). The Bonds have been issued pursuant to the Company’s Mortgage and Deed of Trust, dated as of February 1, 1988, with The Bank of New York Mellon, as successor trustee (the “Trustee”) (the Mortgage and Deed of Trust, as amended and supplemented, including by the supplemental indenture establishing the terms of the Bonds, being hereinafter referred to as the “Mortgage”).

In our capacity as such counsel, we have examined the Registration Statement and the Mortgage, which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not examined the Bonds, except a specimen thereof, and we have relied upon a certificate of the Trustee as to the authentication and delivery thereof.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that the Bonds are legally valid and are binding obligations of the Company.

This opinion is limited to the laws of the State of Texas, except as set forth in the following sentence. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of New York, we have relied upon the opinion of Morgan, Lewis & Bockius LLP, which is being filed as Exhibit 5.08 to the Registration Statement. As to all matters of the laws of the State of Texas, Morgan, Lewis & Bockius LLP is authorized to rely on this opinion as if it were addressed to them.

May 12, 2023

We further note that the binding obligation of the Bonds may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, receivership, fraudulent transfer, preference, moratorium, reorganization or other similar laws affecting enforcement of mortgagees’ and other creditors’ rights and by general equitable principles (whether considered in a proceeding in equity or at law) and principles of public policy, including the possible unavailability of specific performance or injunctive relief, and (ii) concepts of materiality, reasonableness, good faith and fair dealing and by the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion as Exhibit 5.09 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement and to the references to our firm, as counsel, in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Jennings, Strouss & Salmon, P.L.C.

JENNINGS, STROUSS & SALMON, P.L.C.